UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 28, 2013

HOMETOWN BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	333-158525	26-4549960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 S. Jefferson Street Roanoke, Virginia		24011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 345-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities.

On June 28, 2013 HomeTown Bankshares Corporation completed a $14,000,000 private placement of its convertible preferred stock. Pursuant to the terms of the Private Placement Memorandum, dated April 17, 2013, the Company sold 14,000 shares of its 6.0% Series C Non-Cumulative Perpetual Convertible Preferred Stock at a price of $1,000 per share. The convertible preferred stock pays quarterly dividends equivalent to six percent (6%) per annum, and is convertible into shares of common stock of the Company based on a conversion price of $6.25 per share, subject to adjustment.

The Company plans to use the net proceeds from this offering to redeem the $10,374,000 of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Series B and to support future growth and for general corporate purposes.

The details of the offering are included in the Company’s Press Release dated June 28, 2013 filed as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

The shares of convertible preferred stock issued in connection with the private placement have not been registered under the Securities Act or any state securities law. The convertible preferred stock is sold under the exemption from registration provided by Rule 506 of Regulation D promulgated by the SEC under the Securities Act of 1933 based on the fact that the shares will be sold only to purchasers who are “accredited investors” within the meaning of Regulation D.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 28, 2013, entitled “HomeTown Bankshares Corporation Announces $14 Million Private Placement of Convertible Preferred Stock.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETOWN BANKSHARES CORPORATION
Date: June 28, 2013
	By:	/s/ Charles W. Maness, Jr.
Charles W. Maness, Jr.,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release